Exhibit 99.1


November 12, 1998

FOR IMMEDIATE RELEASE


                  Albertson's, Inc. and American Stores Company
                           Stockholders Approve Merger

         Albertson's, Inc. (NYSE:ABS) announced that in separate special stockholders' meetings held today, stockholders of Albertson's and American Stores Company (NYSE:ASC) approved the previously announced merger of the two retail food and drug companies.

         At the Albertson's stockholders' meeting held in Boise, Idaho, a majority of the stockholders present in person or by proxy voted to approve the issuance of shares of Albertson's Common Stock pursuant to the merger agreement with American Stores Company at an exchange ratio of 0.63 shares of Albertson's Common Stock for each outstanding share of American Stores Common Stock. In addition, the stockholders also voted to approve amendments to the Albertson's Stock-Based Incentive Plan.

         As announced earlier today, in a separate meeting, holders of a majority of the outstanding shares of American Stores Common Stock voted to approve and adopt the merger agreement and approve the merger.

         Gary G. Michael, chairman and chief executive officer of Albertson's, said, "This transaction is a defining milestone in our continuing program to accelerate revenue growth, increase profitability and enhance stockholder value. It also provides for the strategic combination of two outstanding companies with complementary strengths and common values. With the favorable stockholder votes we continue to expect to complete this transaction in early 1999."

         The merger, first announced on August 3, 1998, is still subject to certain conditions including regulatory approval. The combination has been structured to be a tax-free transaction and is expected to be accounted for as a pooling of interests.

         Albertson's, Inc. is one of the largest retail food-drug chains in the United States. Based in Boise, Idaho, the Company currently operates 971 retail stores in 25 Western, Midwestern and Southern states.

         This press release contains certain forward-looking statements about the ability of the Company and American Stores to obtain the necessary regulatory approvals and satisfy the other conditions to closing of the merger transaction and with respect to the future performance of the combined companies. These statements are based on management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to, the inability of the Company and American Stores to obtain the required regulatory approvals on terms acceptable to them; material adverse changes in the business or financial condition of either company prior to closing; and other factors affecting the respective businesses of the Company and American Stores which are described in the Joint Proxy Statement and Prospectus and their respective Forms 10-Q filed with the Securities and Exchange Commission.


                                              * * * * * * * * * *
CONTACT:

      Albertson's, Inc.
      Boise, Idaho
      Investor Relations
         A. Craig Olson             208/395-6284
         Renee Bergquist            208/395-6622
      News Media                    208/395-6392
         Mike Read
         Jenny Enochson